CONTACTS:

Angus C. Morrison
Senior Vice President, CFO & Treasurer
(770) 822-4285
www.vistaeyecare.com

Janice J. Kuntz
Fleishman-Hillard, Inc.
404-659-4446


FOR IMMEDIATE RELEASE:
October 15, 1999


                 VISTA EYECARE REVISES FORECAST FOR FISCAL 1999


LAWRENCEVILLE, Georgia - Vista Eyecare, Inc. (NASDAQ: VSTA), the national retail optical company, today announced that, because of a continued sales shortfall in the businesses it acquired in 1998, the company now expects a net loss of $0.14 per share in the third quarter and at least $.34 per share for fiscal 1999.

James W. Krause, Chairman and Chief Executive Officer, stated, "We are disappointed in the operating results of the acquired businesses. We have implemented training and merchandising programs. We have recently installed new retail operations management and restructured the field management of our acquired operations. Our time line for improvement will clearly be longer than we originally anticipated. Given our current financial position, we will have to look at alternatives to provide the company time to stabilize the businesses."

Notwithstanding the sales softness at the acquired businesses, the company continues to see strong sales at its vision centers in Wal*Mart, where comparable store sales have been 4.3% and 4.0% for the third quarter and the year, respectively.

The company also indicated that the sales softness had placed increased pressure on liquidity. The company indicated that it was exercising its thirty (30) day grace period within which to make the $8 million interest payment scheduled to be made on October 15, 1999 pursuant to its $125 million senior notes. Failure by the company to make such payment by November 15, 1999 would constitute a default under the senior notes indenture. The company also indicated that due to poor results in the quarter, it is now in default under certain covenants in its secured credit facility.

                                    - more -

Vista Eyecare, Inc.
October 15, 1999
Page Two



The company is currently reviewing a variety of options, including seeking additional or alternative financing sources as well as changes in its capital structure and its organization structure. The company is in the process of retaining a financial advisor to assist it in evaluating its strategic alternatives. Failure by the company to secure additional borrowings sufficient to allow it to make the current interest payment on its senior notes or to secure a waiver under its secured credit facility would have a material adverse impact on the business and financial condition of the company.


Any expectations, beliefs, and other non-historical statements contained in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Actual results may differ materially due to a variety of risk factors that affect the company. Such factors are described in a cautionary statement for purposes of the "Safe Harbor" provisions of the Act, contained in the company's reports on Form 10-K for 1998 and on Form 10-Q's for the first and second quarters of 1999. In addition, statements made in this press release are also subject to the following risks: that the company will be unable to obtain additional financing; that the company will be unable secure appropriate waivers under its credit facility; that the company will be unable to improve its operations; and that the company's relationships with its stakeholders will be adversely affected.

                                       ###